EXHIBIT 11

           COMMERCE GROUP CORP. AND CONSOLIDATED SUBSIDIARIES
           --------------------------------------------------

             SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE


                                           Years Ended March 31

                                      2006          2005          2004
                                  ------------  ------------  ------------
BASIC/DILUTED
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Net income (loss) for primary
 income per common share          $  (162,085)  $  (229,936)  $  (237,790)
                                  ============  ============  ============

Weighted average number of
 common shares outstanding
 during the year - basic/diluted    23,834,988    22,581,814    21,089,812
                                  ============  ============  ============
Income (loss) per common
 share - basic/diluted            $      (.01)  $      (.01)  $      (.01)
                                  ============  ============  ============